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                                                                     EXHIBIT 3.6

                          FORM OF AMENDMENT TO BYLAWS

     Section 3.  Notice of Meeting.  Written notice of each annual or special
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meeting of shareholders, stating the date, time and place of such meeting, and the purpose of any special meeting, shall be given personally or mailed to each shareholder of record and entitled to vote at or to notice of such meeting at his or her address shown on the books of the Corporation not less than ten (10) nor more than sixty (60) days prior to such meeting unless such shareholder waives notice of such meeting. Attendance of a shareholder at any annual or special meeting thereof shall constitute a waiver of notice of such meeting and of all objections to the place and time of such meeting, or the manner in which it has been called or convened, except when a shareholder attends such meeting solely for the purpose of stating at the beginning of such meeting any objection such shareholder has to the transaction of any business. Notice need not be given to any shareholder who executes a waiver of notice, in person or by proxy, either before or after any annual or special meeting. Neither the business transacted at, nor the purpose of, any annual or special meeting need be stated in the waiver of notice of such meeting, except that, with respect to a waiver of notice of an annual or special meeting at which a plan of merger or consolidation, amendment of the Corporation's Articles of Incorporation, sale of assets requiring shareholder approval or any other action that would entitle shareholders to dissent under the Georgia Business Corporation Code is considered, information as required by the Georgia Business Corporation Code must be delivered to the shareholder prior to his or her execution of the waiver of notice or the waiver itself must conspicuously and specifically waive the right to such information. No notice need be given of the date, time and place of the reconvening of any adjourned annual or special meeting if the date, time and place to which such meeting is adjourned are announced at the adjourned meeting; provided, however, that if a new record date is fixed for the adjourned
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meeting, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

     Section 4.  Record Date.  In order that the Corporation may determine the
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shareholders entitled to notice of or to vote at any annual or special meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than 70 days and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at any annual or special meeting of shareholders, the record date shall be at the close of business on the day next preceding the day on which the notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which such meeting is held. If no record date is fixed for other purposes, the record date shall be at the close of business on the day next preceding the day on which the board of directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at an annual or special meeting of shareholders shall apply to any adjournment of such meeting unless the board of directors shall fix a new record date for the adjourned meeting.